EMPLOYMENT AGREEMENT
THIS AGREEMENT (the "Agreement") is made and entered into this March 2, 2023 by and between Varonis Systems Ltd. A registered company whose address is 5 Shenkar St., Herzliya, Israel, 46733 Identification Number: 513611533 (the "Company"), and Guy Melamed, ID No. 036315042 of Kineret 4, apartment 1, Herzliya 4633261 (the "Employee").
WHEREAS    the Company desires to engage the Employee and the Employee represents that he has the requisite skills, qualifications and knowledge to serve the Company; and
WHEREAS    the parties desire to state the terms and conditions of the Employee's engagement by the Company.
NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:
1.Engagement and Duties
1.1.The Company hereby engages Employee and Employee hereby agrees to be engaged by the Company commencing on the date indicated in Exhibit A (the "Commencement Date") in the position indicated in Exhibit A, on the terms and conditions contained in this Agreement.
1.2.Employee shall report to the manager indicated in Exhibit A or to any supervisor nominated by him. Employee shall perform and discharge well and faithfully all duties that may be assigned to him by the Company from time to time.
1.3.Employee’s scope and days of work with the Company shall be as indicated in Exhibit A. The Employee shall perform his duties hereunder at the Company's facilities in Israel or from his home address, in accordance with Company policy at the time and as shall be coordinated with his supervisor.
1.4.Employee shall use his best endeavors to promote the interests of the Company. Employee shall be required to devote his work time, energy, talent, working knowledge, experience and best efforts to the business and affairs of the Company and to the performance of his duties hereunder. Accordingly, Employee shall not assume, directly or indirectly, any additional professional obligations unrelated to the Company whether or not such obligation is rendered for any gain, without the prior approval of the Company and in accordance with its terms. Employee shall use his best endeavors to protect the good name of the Company and shall not perform any act that may bring the Company into disrepute.
1.5.The Employee shall immediately notify the Company of any actual or potential personal interest in any of the Company's business or of any conflict of interest that may arise with respect to his employment.
1.6.The Employee hereby undertakes to comply with all Company disciplinary regulations, work rules, policies, procedures and objectives, as in effect from time to time (the "Rules"). This Agreement prevails to the extent of any inconsistency with the Rules.
1.7.By signing this Agreement, Employee consents, of that the information in this Agreement and any information concerning him gathered by the Company (including before the signing date of this Agreement), will be held and managed by the Company or on its behalf, inter alia, on databases according to law, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad (including to countries which have a different level of data protection than that existing in Israel), including affiliates, business partners or contractors/service providers. The Company undertakes that the information will be used, and transferred for legitimate business purposes only. Without derogating from the generality of the above, such purposes may include human resources management, compliance with law, and assessment of potential transactions, to the extent required while maintaining the Employee’s right to privacy. Some of the information provided by Employee to the Company is required to be provided under law, whereas other information is provided of the Employee's own free will and consent.
Additionally, Employee hereby agrees that the Company can use Employee’s photograph, voice, and any reproduction or simulation thereof, in the media (including social media) and advertisements, for legitimate Company purposes, such as marketing and employer branding.
1.8.By signing this Agreement, Employee agrees that the Company may monitor his use of their Systems and copy, transfer and disclose all electronic communications and content transmitted by or stored in such Systems, in pursuit of the Company's legitimate business interests, all in accordance with the Company's policy and guidelines as in force from time to time and subject to applicable law. For the purposes of this Section, the term "Systems" includes telephone, computers, computer system, internet server, electronic database and software, whether under the Employee's direct control or otherwise and including if are owned by the Employee and used to access Varonis resources. The Employee may use the Company's Systems for reasonable personal use all subject to Company's policy as in force from time to time.
1.9.By signing this Agreement, the Employee acknowledges that during execution of his employment duties he may have access to Personal Information (as defined below) of other employees and contractors of the Company and its affiliates (collectively shall be referred to as “Varonis”) and/or Varonis clients and potential clients (“Clients”). Therefore, by signing this Agreement, the Employee hereby undertakes as follows: (i) the Employee will take all precautions to maintain the confidentiality and privacy of the Personal Information and to protect the Personal Information from unauthorized use or disclosure; (ii) the Employee shall act in accordance with Varonis policies and instructions with regard to the safekeeping of the Personal Information and shall keep all Personal Information only in the secured location (physical or electronic) that was designated for this purpose; (iii) the Employee shall access and reproduce the Personal Information only to the minimal extent necessary for the performance of his position in the Company; (iv) the Employee shall keep the Personal Information in confidence and disclose it only to those with a legitimate business need to know and who are under privacy and confidentiality restrictions not materially less restrictive than his own; (v) the Employee shall not allow anyone to access any Confidential and Personal Information on Varonis’ systems or premises using his credentials without his constant control and supervision; (vi) the Employee will immediately notify the Company’s security department (soc@varonis.com) if he becomes aware of any unauthorized use or breach of the Confidential and Personal Information.
In this section, “Personal Information” means any and all information relating to an identified or identifiable natural person and any information related to that person.
2.Salary
2.1.The Company shall pay the Employee a gross monthly salary as indicated in Exhibit A (the "Salary").
2.2.As the Employee is employed in a management position and in a position which requires a special degree of trust, the Hours of Work and Rest Law 1951, and any other law amending or replacing such law, does not apply to him or to his employment with the Company. The Employee acknowledges that as detailed below his Salary nevertheless includes within it consideration that would otherwise have been due to him pursuant to such law.
2.3.All salary-based social benefits will be calculated based on the Salary.
2.4.The Salary for each month shall be usually payable at the 1st day of each following month in accordance with the Company’s normal payroll procedures but not later than the 9th day of each month.
2.5.Withholdings shall be deducted at source from any payments and benefits made by the Company to the Employee according to any applicable law, including, but not limited to, Israeli income tax, National Security ("Bituach Leumi") and Health Tax. The Employee shall bear any tax imposed in connection with the payments and benefits provided hereunder.
3.Pension Arrangement and Study Fund.
3.1.Pension Arrangement.
The Employee shall be entitled to contributions to a pension arrangement of the Employee’s choice (the "Pension Arrangement"), at the following monthly rates:
(a)The Company shall contribute:
(i)8.33% of the Salary towards the severance pay component; and
(ii)6.5% of the Salary towards the pension component.  In case the Employee is insured in a managers insurance policy or a provident fund (which is not a pension fund), the rate mentioned above shall include the rate of contributions towards the disability insurance (ביטוח אבדן כושר עבודה), ensuring loss of earning payment of 75% of the Salary, but no less than 5% towards the pension component, all subject to the terms of the Extension Order regarding the Increase of Pension Contributions - 2016 (the "Pension Order 2016"). In accordance with the terms of the Pension Order 2016, if the said rate shall not be sufficient to insure the

Employee’s in a disability insurance, the total rate of contributions shall increase up to 7.5% of the Salary.
(j)The Company shall also deduct 6% of the Salary to be paid on the Employee’s account towards the Pension Arrangement.

It is hereby agreed that the settlement regulated in the General Order as amended (attached as Exhibit B) published under section 14 of the Severance Pay Law 1963 applies. The Company’s contributions to the Employee’s Pension Arrangement will therefore constitute his entire entitlement to severance pay in respect of the paid Salary, in place of any severance pay to which he otherwise may have become entitled at law.
The Company waives all rights to have its payments refunded, unless the Employee’s right to severance pay is denied by a judgment according to sections 16 or 17 of the Severance Pay Law or in the event that he withdraw monies from the pension arrangement in circumstances other than an Entitling Event, where an “Entitling Event” means death, disablement or retirement at the age of 60 or over.
3.1.Study Fund
The Company shall contribute 7.5% of the Salary (but in any event, not more than the ceiling recognized by the income tax authorities) towards a study fund ("Keren Hishtalmut") (the "Study Fund"). The Employee shall contribute 2.5% of the Salary (but in any event, not more than the ceiling recognized by the income tax authorities) towards such a fund (the sums contributed by the Employee shall be deducted directly from his Salary by the Company). The Employee shall bear any and all taxes applicable in connection with amounts payable by him and/or Company to the said Study Fund.
4.Vacation
4.1.The Employee shall be entitled to paid annual leave of working days indicated in Exhibit A, with respect to and during each 12 (twelve) months’ period of his employment, or a greater amount if required by law.
4.2.The Employee will make every effort to exercise his annual vacation; however, if the Employee is unable to utilize all the vacation days, he shall be entitled to accumulate the unused balance of the vacation days standing to his credit up to a maximum amount of two times the number of annual leave days available to the Employee as provided in subsection 4.1 above (the "Maximum Amount"), provided that he will take at least seven consecutive days’ vacation each year. Any accumulation of vacation days, in excess of the Maximum Amount, requires the specific written consent of the Company. Unused vacation days are not redeemable, except upon termination of employment in accordance with applicable law; however, any unused and accrued vacation days in excess of the Maximum Amount are not redeemable.
5.Other Payments.
5.1.Additional entitlements are further detailed in Exhibit A.
5.2.Expenses Reimbursement. The Employee shall be entitled to be reimbursed for all actual business expenses arising out of travel, lodging and meals whether in Israel or abroad, provided Employee provides proper documentation and provided further that such business expenses have been approved in advance, all in accordance with Company's policy and procedures as shall be from time to time.

6.Proprietary Information
As a condition precedent to the coming into force of this Agreement, the Employee shall execute the Confidential Information, Invention Assignment and Non-Competition Agreement attached hereto as Exhibit C (the "Proprietary Rights Agreement"). The Proprietary Rights Agreement shall survive the termination of this Agreement.
7.Term of Employment.
7.1.Employee's employment under this Agreement shall commence the Commencement Date and shall continue for an unfixed term until terminated by either party as set forth herein.
7.2.Each party may terminate this Agreement at its discretion at any time by providing the other party with a prior written notice as indicated in Exhibit A (the "Notice Period").

7.3.During the Notice Period, the Employee shall continue to perform his duties to the Company, in accordance with Company’s instructions, until the expiration of the Notice Period, unless the Company instructs otherwise. Nevertheless, the Company shall have the right to terminate the Employee's employment (regardless of the initiator of the termination) without providing the Notice Period in whole or in part, by giving him notice together with payment in lieu of all or part of the Notice Period, as the case may be, according to law. In such case, the Employee's employment shall be deemed to have ceased on the date of the receipt of the notice from the Company.
7.4.Notwithstanding the above, the Company, by service of written notice upon the Employee, shall be entitled to terminate the employment hereunder with immediate effect where said termination is a Termination for Cause.
The term "Termination for Cause" shall have the meaning attributed to it in the Varonis Systems Severance Plan, attached as Exhibit D to this Agreement, as may be amended from time to time (the “Severance Plan”).
7.5.Upon the expiration or termination of this Agreement, and in accordance with Company’s instructions, the Employee shall help assure the smooth transfer of responsibilities to his successor, by coordinating with his successor and helping familiarize him with the Company and the nature of the employment.
8.The Exclusivity of the Agreement.
8.1.This Agreement is personal and the terms and conditions of the employment shall be solely as set forth herein. The Employee hereby undertakes to keep the contents of this Agreement confidential and not to disclose the content of this Agreement to any third party without the prior written consent of the Company (except to Employee’s immediate family and tax or legal advisors). Violation of the provision of this Section by the Employee will be deemed material breach of this Agreement.
8.2.This Agreement, including its exhibits, is the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior understandings, agreements, covenants and discussions between them, oral or written, and is intended, to the extent allowed under the Israeli law, to override any statutory provisions related to the employment of the Employee by the Company.
9.Absence of Impediment.
The Employee warrants, confirms and undertakes that he is entitled to enter into this Agreement and to assume all the obligations pursuant hereto, that there is no contractual or other impediment to his entering into this Agreement and to his engagement by the Company and that in entering into this Agreement he is not in breach of any other agreement or obligation to which he is or was a party.
10.Miscellaneous.
10.1.The Company shall be entitled to set-off any amount owed to the Company by the Employee, from any source whatsoever, from any amount owed by the Company to the Employee from any source whatsoever.
10.2.The Company's failure or delay in enforcing any of the provisions of this Agreement shall not in any way be construed as a waiver of any such provisions, or prevent the Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.
10.3.This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. The parties submit to the exclusive jurisdiction of the competent courts of Tel-Aviv in any dispute related to this Agreement.
10.4.Captions and paragraph headings used in this Agreement are for convenience only and shall not be used in the construction or interpretation thereof.
10.5.This Agreement shall not be amended, modified or varied by any oral agreement or representation other than by a written instrument executed by the Company.
10.6.The provisions of this Agreement shall, where possible, be interpreted in a manner necessary to sustain their legality and enforceability. Without derogating from the foregoing, in the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect due to the fact that it is over-broad or insufficiently limited in time, geography or else, the parties hereby authorize, to the maximum extent legally permissible, the tribunal interpreting such provision(s) to replace the invalid, illegal or unenforceable provision(s) with valid provision(s) the effect of which come as close as possible to that of the invalid, illegal or unenforceable provision(s). The validity, legality and enforceability of the remaining provisions contained herein shall in no way be affected or impaired as a result of any provision contained in this Agreement being held invalid, illegal or unenforceable in any respect.
10.7.This Agreement constitutes and replaces the Notification of Employment Conditions pursuant to the Notice to the Employee Law (Employment Conditions) 2002 (the "Notification"). The Notification is without prejudice to Employee’s rights pursuant to applicable law, any extension order or any collective agreement. By signing below, the Employee hereby acknowledges receipt of the Notification.
10.8.By signing this Agreement, the Employee consents to receive the pay slips from the Company in an electronic manner. The pay slips will be placed on a secure website and access to it may be gained through username and password that will be provided to the Employee. The Employee waives his right to receive a hardcopy of the pay slip, but he may withdraw such waiver at any time by providing a written notice to Payroll-IL@varonis.com. The Employee will be entitled to request access to the pay slips according to law.
10.9.This Agreement makes use of the masculine pronoun for convenience sake only and relates to all genders.

PLEASE READ THIS EMPLOYMENT AGREEMENT CAREFULLY AND RETURN IT SIGNED TO THE COMPANY.

IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement on the day and year set forth above.

Varonis Systems Ltd.	__/s/ Guy Melamed______________
_/s/ Hagar Kenig_______________	Guy Melamed
Hagar Kenig
HR Operation Director

EXHIBIT A
EMPLOYMENT CONDITIONS
Date: March 2, 2023

Name of Employee: Guy Melamed

•Date of Commencement of Employment: March 2, 2023

•Position: CFO&COO

•Employee’s manager: CEO

•Employee’s scope of work shall be full time.

•Employee’s annual salary shall be USD 400,000 that shall be paid in 12 monthly equal installments (the “Monthly Salary”). The Monthly Salary shall be paid in NIS based on the applicable exchange rate each month.

•Employee shall have an annual discretionary target bonus opportunity equal to USD 250,000, to be paid upon satisfaction of certain criteria established by the Compensation Committee and subject to the terms of any annual bonus plan established by the Compensation Committee, or by any other committee or officer having authority over executive compensation. Such bonus (the “Annual Bonus”) shall be paid in accordance with the terms of any annual bonus plan governing such Annual Bonus. The Annual Bonus shall be paid in NIS based on the applicable exchange rate at the time of payment.

•Employee’s annual leave quota: 24 working days.

•Pension Arrangement and Study Fund: as detailed in the Agreement.

•Company Car: The Employee is entitled to use a company vehicle, subject to execution of a car agreement as shall be provided to him by the Company. The vehicle shall be used in accordance with the practices and regulations of the Company, as updated from time to time. Employee shall bear any and all taxes applicable to him in connection with the vehicle and/or the use thereof and shall return the vehicle to Company’s principal office upon termination of Employee’s employment with Company for any reason whatsoever. The Company vehicle shall replace the Employee’s entitlement to travel expense reimbursement according to law and accordingly, the employee shall not be entitled to any additional travel expenses.

•Sick Leave: The Employee shall be entitled to sick leave as provided by the Sickness Pay Law, 1976. However, it is the Company’s practice to pay the Employee’s full Salary as of the first day of absence, if the Employee uses accrued sick days.

•Recreation Pay ("Dmey Havraah"): The Employee shall be entitled to recreation pay in accordance with the law.

•Prior notice: each party may terminate this agreement by providing 90 days’ prior written notice to the other party. To the extent the termination circumstances are covered under the Severance Plan, the Severance Plan shall govern.

Varonis Systems Ltd.
__/s/ Hagar Kenig_____________	__/s/ Guy Melamed______________
Hagar Kenig HR Operation Director	Guy Melamed